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                                                                    EXHIBIT 99.1
                               EGGHEAD.COM, INC.

CONTACT: BRIAN BENDER               JOHN HOUGH
         Chief Financial Officer    Corporate Communications
         Egghead.com, Inc.          (206) 448-7631 or jhough@rockey-seattle.com
         (509) 891-4851

                                             FOR IMMEDIATE RELEASE

                     EGGHEAD.COM NAMES THREE NEW DIRECTORS

SPOKANE, (Wash.) - September 2, 1998 -- Egghead.com, Inc. (NASDAQ: EGGS), today announced the election of three new company directors.

     Chairman and CEO George Orban said the new directors will strengthen and accelerate the company's efforts to develop a virtual superstore on the Internet.

     The newly elected directors are:

     C. Scott Gibson, age 46. From March 1992 to the present, Mr. Gibson has served as a strategic advisor to eight high technology companies spanning computer hardware, enterprise software and the Internet. From 1983 to March 1992, Mr. Gibson served as the president and chief operating officer of Sequent Computer Systems, a computer manufacturing company which he co-founded. He is a member of the board of directors of Radisys Corporation, Integrated Measurement Systems, Inc., TriQuint Semiconductor, Inc., Inference Corporation, and Adaptive Solution Corporation.

     Robert T. Wall, age 53. Since June 1997, Mr. Wall has served as chief executive officer of Clarity Wireless, Inc., a high-speed wireless data communications company. From April 1994 until August 1997, Mr. Wall has served as chairman, president and chief executive officer of Theatrix Interactive, Inc., a consumer educational software publisher. Mr. Wall also serves as president of On Point Development, Inc., a venture management company which he founded in 1984. Mr. Wall is a director of Network Appliance, Inc., a network data server company.

     Karen White, age 36. Since April 1998, Ms. White has served as the senior vice president, World Wide Business Development and Emerging Markets, for Oracle Corporation ("Oracle"), a software company that is currently the largest supplier of software for information management. Ms. White joined Oracle in July 1993 as vice president of Strategy and in August 1994 she became senior vice president of Strategy & Planning. From February 1996 until June 1997, she also served as head of Strategic Marketing & Business Development for Oracle. From June 1997 to April 1998, she was the head of World Wide Marketing for Oracle. Prior to July 1993, Ms. White was chief executive officer for EGIS Corporation, an international high technology consulting company.


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     "We are working with Oracle to upgrade our technology systems," Orban said.
"We believe that this effort, in conjunction with the strengths and insights of our new directors, will provide the company with a strong and competitive edge in the Internet commerce marketplace."

     Egghead.com operates three Web sites: Egghead.com, Surplusdirect.com and Surplusauction.com. Together, these sites form a virtual superstore on the web with more than 40,000 products from "best and newest" on www.egghead.com to previous version, refurbished and surplus goods on www.surplusdirect.com and www.surplusauction.com.

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